Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
John C. Ferrara
Chief Financial Officer
EDGAR Online, Inc.
(212) 457-8200
jferrara@edgar-online.com

EDGAR Online Reports Second Quarter 2008 Revenues Increase 13%

XBRL Filings Revenue Increases by 177%

NEW YORK, NY – July 29, 2008 – EDGAR® Online®, Inc. (NASDAQ: EDGR) today announced that revenues increased 13% to $4.9 million for the quarter ended June 30, 2008, compared to $4.4 million for the same quarter last year. Total revenue for the six months ended June 30, 2008 increased 17% to $9.9 million, compared to $8.5 million in the same period prior year. Adjusted EBITDA, which has improved sequentially since the first quarter of 2007, increased $717,000 to $210,000 for the quarter ended June 30, 2008, compared to ($507,000) for the same quarter last year. Adjusted EBITDA for the six months ended June 30, 2008 increased $1.8 million to $385,000, compared to ($1.4 million) in the same period prior year. EDGAR Online is a leading provider of business and financial information on global companies.

“We are pleased with our performance this quarter. Despite the current uncertain economic conditions, we have been able to deliver double-digit revenue growth across our business and improvements in EBITDA. Our data and solutions business continues to grow at greater than 20% year over year and has eclipsed our legacy businesses. We are particularly proud of the stellar growth we’ve had in our XBRL filings business. The May announcement by the SEC of a proposed mandate of XBRL filings for all 12,000 filers in the US equities market has accelerated this business. We have created over 100 XBRL filings year to date. Over 80 percent of these filings have been created since this May announcement. As of the end of the second quarter of 2008, we have created 42% of all corporate XBRL filings filed up on SEC.GOV. Clearly, the market is moving to XBRL and customers are seeing the value in our low-cost high-fidelity solution. We are proud that our financial results are starting to demonstrate the value proposition of our XBRL technologies for customers and stockholders,” said Philip Moyer, EDGAR Online President and CEO.

Operating loss was ($551,000), or ($0.02) per share, for the three months ended June 30, 2008 compared to ($2.3 million), or ($0.09) per share, for the same quarter last year. The improvement of $1.75 million in operating loss for the second quarter of 2008 (as compared to the second quarter of 2007) was primarily due to an increase in revenues of $560,000, lower operating expenses, and non-recurring charges of approximately $1 million due to severance costs and sales tax accrual. Net loss was ($687,000), or ($0.03) per share, for the three months ended June 30, 2008 compared to ($2.4 million), or ($0.09) per share, for the same quarter last year. Operating loss was ($1.2 million), or ($0.04) per share, for the six months ended June 30, 2008 compared to ($3.9 million), or ($0.15) per

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share, for the same period last year. Net loss was ($1.4 million), or ($0.05) per share, for the six months ended June 30, 2008 compared to ($4.0 million), or ($0.15) per share, for the same period last year.

Deferred revenue increased 13% to $4.7 million at June 30, 2008, compared to $4.1 million at December 31, 2007. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the Company’s subscription and data products are utilized. At June 30, 2008, cash, cash equivalents and short-term investments totaled $2.9 million, compared to $3.8 million at December 31, 2007.

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KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Subscriptions	$2,209	$2,180	$4,353	$4,327
Data and solutions	1,956	2,553	3,712	5,257
Advertising and e-commerce	192	188	394	328

Total Revenues	$4,357	$4,921	$8,459	$9,912

Net loss	$(2,403)	$(687)	$(3,955)	$(1,392)
Interest expense, net	70	136	53	226

Operating loss	(2,333)	(551)	(3,902)	(1,166)
Severance costs	631	—	631	40
Stock compensation	368	298	634	581
Sales tax accrual	390	—	390	—
Amortization and depreciation	437	463	874	930

Adjusted EBITDA	$(507)	$210	$(1,373)	$385

Net loss per share	$(0.09)	$(0.03)	$(0.15)	$(0.05)
Adjusted EBITDA per share	$(0.02)	$0.01	$(0.05)	$0.01

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes severance costs, a non-recurring charge related to a sales tax audit settlement and the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company’s definition of adjusted EBITDA might not be consistent with that of other companies.

EDGAR Online will hold its quarterly conference call to review results for the quarter ended June 30, 2008 today, Tuesday, July 29, 2008, at 5:00 p.m. EDT. Philip Moyer, CEO and President, and John Ferrara, CFO, will host the call. To participate, please call (866) 334-3876 (toll-free for domestic callers), or (416) 849-4292 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7 p.m. on July 29, 2008 by calling (866) 245-6755 (domestic) or (416) 915-1035 (international), passcode 678857.

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About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2007	2008	2007	2008
Revenues:
Subscriptions	$2,209	$2,180	$4,353	$4,327
Data and solutions	1,956	2,553	3,712	5,257
Advertising and e-commerce	192	188	394	328

Total revenues	4,357	4,921	8,459	9,912

Total cost of sales	746	781	1,425	1,579

Gross profit	3,611	4,140	7,034	8,333

Sales and marketing	1,308	1,185	2,603	2,400
Product development	837	1,083	1,862	2,104
General and administrative	2,731	1,960	4,966	4,025
Severance costs	631	—	631	40
Amortization and depreciation	437	463	874	930

Total operating expenses	5,944	4,691	10,936	9,499

Operating loss	(2,333)	(551)	(3,902)	(1,166)

Interest expense, net	(70)	(136)	(53)	(226)

Net loss	$(2,403)	$(687)	$(3,955)	$(1,392)

Weighted average shares outstanding – basic and diluted	26,011	26,363	25,920	26,321

Net loss per share – basic and diluted	$(0.09)	$(0.03)	$(0.15)	$(0.05)

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EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007*	June 30, 2008
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$3,778	$2,882
Accounts receivable, net	2,799	3,071
Other assets	233	287

Total current assets	6,810	6,240

Property and equipment, net	1,192	1,215
Goodwill	2,189	2,189
Intangible assets, net	4,198	3,575
Other assets	1,232	1,108

Total assets	$15,621	$14,327

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$3,422	$2,464
Deferred revenues	4,116	4,668
Current portion of long-term debt	125	313

Total current liabilities	7,663	7,445

Long-term debt	2,281	2,114
Other long-term liabilities	637	460

Total liabilities	10,581	10,019
Stockholders’ equity:
Common stock	274	275
Treasury stock	(1,959)	(1,885)
Additional paid-in capital	71,902	72,487
Accumulated deficit	(65,177)	(66,569)

Total stockholders’ equity	5,040	4,308

Total liabilities and stockholders’ equity	$15,621	$14,327

*	Derived from the Company’s audited December 31, 2007 financial statements.

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